Exhibit 10.5

Summary of Terms of Verbal Lease with Sona Mobile Holdings Corp.

Parties:	Sona Mobile Holdings Corp. (landlord) and Fairground Media LLC (tenant).
Scope:	Sona Mobile Holdings Corp. leased approximately 1,000 square feet of office space in Boulder, CO to Fairground Media.
Rent:	$2,000/month.
Term:	Month-to-month, beginning in August 2007 and ending in December 2007 when Fairground Media terminated the lease and vacated the premises.